EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Riskmetrics Group, Inc. and subsidiaries dated March 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006), appearing in the Annual Report on Form 10-K of Riskmetrics Group, Inc and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

New York, NY
July 15, 2007